CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors Soleil Capital L.P.
(f/k/a Jobsinsite.com, Inc.)
Hollywood, Florida

Gentlemen:

We have issued our report dated March 29, 2011, accompanying the financial statements of Soleil Capital L.P. (f/k/a Jobsinsite.com, Inc.) contained in the Form 10-K for the year ending December 31, 2010 under the Securities Exchange Act of 1934, as amended.  We consent to the use of the aforementioned report in the Form 10-K for the year ending December 31, 2010 under the Securities Exchange Act of 1934, as amended.

Hackensack, New Jersey March 29, 2011